Exhibit 99.1

Anworth Mortgage Asset Corporation Announces Third Quarter Common Stock
Dividend of $0.02 Per Share; Fourth Quarter Preferred Stock Dividend of
$0.539063 Per Share; and Preliminary Third Quarter Operating Results

          SANTA MONICA, Calif., Oct. 13 /PRNewswire-FirstCall/ -- Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its board of directors declared a quarterly common stock dividend of $0.02 per share for the third quarter of 2006.  The common stock dividend is payable on November 10, 2006 to common stockholders of record as of the close of business on October 31, 2006.

          Also, in accordance with the terms of the company’s 8.625% Series A Cumulative Preferred Stock, the board of directors declared a preferred stock dividend of $0.539063 per share for the fourth quarter of 2006.  The preferred stock dividend is payable on January 15, 2007 to preferred stockholders of record as of the close of business on December 29, 2006.  The dividend reflects the accrual from October 1, 2006 through December 31, 2006, or 90 days of a 360 day year.

          The Company also announced that it expects to recognize a loss from operations of approximately $0.07 per share for the third quarter primarily because the increase in interest income net of premium amortization from its portfolio of agency MBS was offset by the increase in its cost of borrowings during the quarter, resulting in an approximately unchanged interest rate spread for the quarter.

          The preliminary quarter-end average coupon on the Company’s agency MBS portfolio increased to approximately 5.50%.  The average cost of funds for the Company’s agency MBS portfolio increased to approximately 5.13% at September 30, 2006.  Amortization of agency MBS premium decreased to approximately $6.8 million during the quarter while the amortization of premium for Belvedere Trust Mortgage Corporation (or Belvedere Trust), our wholly-owned subsidiary, increased to approximately $5.8 million during the quarter.  As of September 30, 2006, Belvedere Trust reported a preliminary loss of approximately $0.9 million, largely due to the accelerating rate of prepayments and financing costs rising faster than the increases in the yield of its mortgage-related assets.

          As of September 30, 2006, the agency MBS portfolio’s asset allocation was approximately as follows: 28% ARMs, 54% hybrid ARMs, 17% fixed-rate MBS and less than 1% floating-rate CMOs.

          As of September 30, 2006, the Company’s book value per share increased to approximately $9.75 from $9.11 at June 30, 2006.

          About Anworth Mortgage Asset Corporation

          Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to stockholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings.  Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and other mortgage-related assets and finances these loans though securitizations.

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

          This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493

SOURCE  Anworth Mortgage Asset Corporation
          -0-                                                        10/13/2006
          /CONTACT:  John T. Hillman of Anworth Mortgage Asset Corporation, +1-310-255-4438 or +1-310-255-4493/
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